Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS EARNINGS PER COMMON SHARE OF $15.46 FOR 2013 FOURTH QUARTER EARNINGS PER COMMON SHARE WERE $4.60

NEW YORK, January 16, 2014 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $34.21 billion and net earnings of $8.04 billion for the year ended December 31, 2013. Diluted earnings per common share were $15.46 compared with $14.13 for the year ended December 31, 2012. Return on average common shareholders’ equity (ROE) (1) was 11.0% for 2013.

Fourth quarter net revenues were $8.78 billion and net earnings were $2.33 billion. Diluted earnings per common share were $4.60 compared with $5.60 for the fourth quarter of 2012 and $2.88 for the third quarter of 2013. Annualized ROE (1) was 12.7% for the fourth quarter of 2013.

Annual Highlights

•

Goldman Sachs continued its leadership in investment banking, ranking first in worldwide announced and completed mergers and acquisitions for the year. (2) The firm also ranked first in worldwide equity and equity-related offerings, common stock offerings and initial public offerings for the year. (2)

•

Investment Banking produced net revenues of $6.00 billion, which is the second highest annual performance. Underwriting produced record net revenues of $4.03 billion, including record net revenues in debt underwriting.

•

Assets under supervision (3) increased 8% from a year ago to a record $1.04 trillion. Net inflows in long-term assets under supervision (3) of $41 billion (4) during 2013 were the highest since 2007. Investment Management generated net revenues of $5.46 billion, which is the second highest annual performance.

•	Book value per common share increased approximately 5% to $152.48 and tangible book value per common share (5) increased approximately 7% to $143.11 compared with the end of 2012.

•

During 2013, the firm repurchased 39.3 million shares of its common stock for a total cost of $6.17 billion, while maintaining strong capital levels. The firm’s Tier 1 capital ratio (6) was 16.7% (7) and the firm’s Tier 1 common ratio (6) was 14.6% (7) as of December 31, 2013, in each case under Basel I and also reflecting the revised market risk regulatory capital requirements which became effective on January 1, 2013.

•	The firm continues to manage its liquidity conservatively. The firm’s global core excess liquidity (8) was $184 billion (7) as of December 31, 2013.

“Our work in advancing our client franchise and in ensuring continued cost discipline has allowed us to provide solid returns even in a somewhat challenging environment,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “We believe that we are well positioned to generate solid returns as the economy continues to heal and provide considerable upside for our shareholders as conditions materially improve.”

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Full Year

Net revenues in Investment Banking were $6.00 billion for 2013, 22% higher than 2012. Net revenues in Financial Advisory were $1.98 billion, essentially unchanged compared with 2012. Net revenues in Underwriting were $4.03 billion, 36% higher than 2012, due to strong net revenues in both equity and debt underwriting. Net revenues in equity underwriting were significantly higher compared with 2012, reflecting an increase in client activity, particularly in initial public offerings. Net revenues in debt underwriting were significantly higher compared with 2012, principally due to leveraged finance activity.

Fourth Quarter

Net revenues in Investment Banking were $1.72 billion for the fourth quarter of 2013, 22% higher than the fourth quarter of 2012 and 47% higher than the third quarter of 2013. Net revenues in Financial Advisory were $585 million, 15% higher than the fourth quarter of 2012. Net revenues in Underwriting were $1.13 billion, 26% higher than the fourth quarter of 2012, due to strong net revenues in equity underwriting. Net revenues in equity underwriting were more than double the amount in the fourth quarter of 2012, reflecting an increase in client activity, particularly in initial public offerings. Net revenues in debt underwriting were lower compared with a strong fourth quarter of 2012, primarily reflecting lower net revenues from investment-grade activity.

The firm’s investment banking transaction backlog increased compared with the end of the third quarter of 2013 and increased significantly compared with the end of 2012. (9)

Institutional Client Services

Full Year

Net revenues in Institutional Client Services were $15.72 billion for 2013, 13% lower than 2012.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $8.65 billion for 2013, 13% lower than 2012, reflecting significantly lower net revenues in interest rate products compared with a solid 2012, and significantly lower net revenues in mortgages compared with a strong 2012. In addition, net revenues in currencies were slightly lower, while net revenues in credit products and commodities were essentially unchanged compared with 2012. Fixed Income, Currency and Commodities Client Execution operated in a generally challenging environment during much of 2013, as macroeconomic concerns and uncertainty led to challenging market-making conditions and generally lower levels of activity.

Net revenues in Equities were $7.07 billion for 2013, 14% lower compared with 2012, due to the sale of the firm’s Americas reinsurance business (10) in 2013 and the sale of the firm’s hedge fund administration business in 2012. Net revenues in equities client execution (excluding net revenues from the firm’s Americas reinsurance business) were higher compared with 2012, including significantly higher net revenues in cash products, partially offset by significantly lower net revenues in derivatives. Commissions and fees were slightly higher compared with 2012. Securities services net revenues were significantly lower compared with 2012, primarily due to the sale of the firm’s hedge fund administration business in 2012. During 2013, Equities operated in an environment characterized by a significant increase in global equity prices, particularly in Japan and the U.S., and generally lower volatility levels.

The net loss attributable to the impact of changes in the firm’s own credit spreads on borrowings for which the fair value option was elected was $296 million ($220 million and $76 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for 2013, compared with a net loss of $714 million ($433 million and $281 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for 2012.

Fourth Quarter

Net revenues in Institutional Client Services were $3.41 billion for the fourth quarter of 2013, 22% lower than the fourth quarter of 2012 and 19% higher than the third quarter of 2013.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $1.72 billion, 15% lower than the fourth quarter of 2012, reflecting significantly lower net revenues in mortgages and, to a lesser extent, interest rate products, currencies and commodities. Net revenues in credit products, which include a gain on the sale of the firm’s European insurance business, were higher compared with the fourth quarter of 2012. During the fourth quarter of 2013, Fixed Income, Currency and Commodities Client Execution operated in an environment characterized by tighter credit spreads and improved market-making conditions in certain businesses, compared with the third quarter of 2013. However, economic uncertainty persisted and levels of activity generally remained low.

Net revenues in Equities were $1.68 billion, 27% lower than the fourth quarter of 2012, due to the sale of the firm’s Americas reinsurance business (10) in 2013 and the sale of the firm’s hedge fund administration business in 2012. Net revenues in equities client execution (excluding net revenues from the firm’s Americas reinsurance business) were significantly higher compared with the same prior year period, including significantly higher net revenues in cash products, partially offset by lower net revenues in derivatives. Commissions and fees were slightly higher compared with the fourth quarter of 2012. Securities services net revenues were significantly lower compared with the fourth quarter of 2012, due to a gain of $494 million on the sale of the firm’s hedge fund administration business in 2012. During the quarter, Equities operated in an environment generally characterized by an increase in global equity prices, while volatility levels remained low.

The net loss attributable to the impact of changes in the firm’s own credit spreads on borrowings for which the fair value option was elected was $206 million ($163 million and $43 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the fourth quarter of 2013, compared with a net loss of $126 million ($79 million and $47 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the fourth quarter of 2012.

Investing & Lending

Full Year

Net revenues in Investing & Lending were $7.02 billion for 2013, 19% higher than 2012. Results for 2013 included net gains of $3.93 billion from investments in equities, primarily in private equities, driven by company-specific events and strong corporate performance. In addition, Investing & Lending net revenues included net gains and net interest income of $1.95 billion from debt securities and loans, and other net revenues of $1.14 billion related to the firm’s consolidated investments.

Fourth Quarter

Net revenues in Investing & Lending were $2.06 billion for the fourth quarter of 2013, 4% higher than the fourth quarter of 2012 and 40% higher than the third quarter of 2013. Results for the fourth quarter of 2013 included net gains of $1.40 billion from investments in equities, primarily reflecting company-specific events, including initial public offerings, and net gains in public equities. In addition, Investing & Lending net revenues included net gains and net interest income of $423 million from debt securities and loans, and other net revenues of $234 million related to the firm’s consolidated investments.

Investment Management

Full Year

Net revenues in Investment Management were $5.46 billion for 2013, 5% higher than 2012, reflecting higher management and other fees, primarily due to higher average assets under supervision. During the year, total assets under supervision (3) increased $77 billion to $1.04 trillion. Long-term assets under supervision (3) increased $81 billion, including net inflows of $41 billion (4), reflecting inflows in fixed income and equity assets, partially offset by outflows in alternative investment assets. Net market appreciation of $40 billion during the year was primarily in equity assets. Liquidity products (3) decreased $4 billion.

Fourth Quarter

Net revenues in Investment Management were $1.60 billion for the fourth quarter of 2013, 5% higher than the fourth quarter of 2012 and 31% higher than the third quarter of 2013. The increase in net revenues compared with the fourth quarter of 2012 reflected higher management and other fees, primarily due to higher average assets under supervision. During the quarter, total assets under supervision (3) increased $51 billion to $1.04 trillion. Long-term assets under supervision (3) increased $33 billion, including net inflows of $13 billion, reflecting inflows in fixed income and equity assets, partially offset by outflows in alternative investment assets. Net market appreciation of $20 billion during the quarter was primarily in equity assets. In addition, liquidity products (3) increased $18 billion.

Expenses

Operating expenses were $22.47 billion for 2013, 2% lower than 2012.

Compensation and Benefits

Compensation and benefits expenses (including salaries, discretionary compensation, amortization of equity awards and other items such as benefits) were $12.61 billion for 2013, 3% lower than 2012. The ratio of compensation and benefits to net revenues for 2013 was 36.9% compared with 37.9% for 2012. Total staff (11) increased 2% compared with the end of 2012.

Non-Compensation Expenses

Full Year

Non-compensation expenses were $9.86 billion for 2013, 2% lower than 2012. The decrease compared with 2012 included a decline in insurance reserves, reflecting the sale of the firm’s Americas reinsurance business, and a decrease in depreciation and amortization expenses, primarily reflecting lower impairments and lower operating expenses related to consolidated investments. These decreases were partially offset by an increase in other expenses, due to higher net provisions for litigation and regulatory proceedings, and higher brokerage, clearing, exchange and distribution fees. Net provisions for litigation and regulatory proceedings for 2013 were $962 million compared with $448 million for 2012.

Fourth Quarter

Non-compensation expenses were $3.04 billion for the fourth quarter of 2013, 3% higher than the fourth quarter of 2012 and 40% higher than the third quarter of 2013. The increase compared with the fourth quarter of 2012 included an increase in other expenses, due to higher net provisions for litigation and regulatory proceedings, partially offset by lower operating expenses related to consolidated investments. This increase was partially offset by a decline in insurance reserves, reflecting the sale of the firm’s Americas reinsurance business.

Net provisions for litigation and regulatory proceedings for the fourth quarter of 2013 were $561 million (primarily comprised of net provisions for mortgage-related matters) compared with $260 million for the fourth quarter of 2012 (including the settlement with the Federal Reserve Board regarding the independent foreclosure review). The fourth quarter of 2013 also included $196 million of impairment charges, principally related to consolidated investments, and a $155 million charitable contribution to Goldman Sachs Gives. Compensation was reduced to fund this charitable contribution to Goldman Sachs Gives.

Provision for Taxes

The effective income tax rate for 2013 was 31.5%, up from 30.3% for the first nine months of 2013, reflecting a decrease in the impact of permanent benefits. The rate decreased from 33.3% for 2012 to 31.5% for 2013, primarily due to a determination that certain non-U.S. earnings will be permanently reinvested abroad.

Capital

As of December 31, 2013, total capital was $239.44 billion, consisting of $78.47 billion in total shareholders’ equity (common shareholders’ equity of $71.27 billion and preferred stock of $7.20 billion) and $160.97 billion in unsecured long-term borrowings. In October 2013, Berkshire Hathaway Inc. and certain of its subsidiaries exercised in full the warrant to purchase shares of the firm’s common stock, which required net share settlement and resulted in a reduction of approximately 3% to both book value per common share and tangible book value per common share. Including the impact of the warrant exercise, book value per common share increased approximately 5% to $152.48 and tangible book value per common share (5) increased approximately 7% to $143.11 compared with the end of 2012, while both decreased approximately 1% compared with the end of the third quarter of 2013. Book value per common share and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 467.4 million as of December 31, 2013.

During the year, the firm repurchased 39.3 million shares of its common stock at an average cost per share of $157.11, for a total cost of $6.17 billion, including 8.5 million shares during the fourth quarter at an average cost per share of $164.90, for a total cost of $1.40 billion. The remaining share authorization under the firm’s existing repurchase program is 57.2 million shares. (12)

Under the regulatory capital requirements applicable to bank holding companies in 2013, the firm’s Tier 1 capital ratio (6) was 16.7% (7) and the firm’s Tier 1 common ratio (6) was 14.6% (7) as of December 31, 2013, up from 16.3% and 14.2%, respectively, as of September 30, 2013 (in each case under Basel I and also reflecting the revised market risk regulatory capital requirements which became effective on January 1, 2013).

Other Balance Sheet and Liquidity Metrics

•

The firm’s global core excess liquidity (GCE) (8) was $184 billion (7) as of December 31, 2013 and averaged $183 billion (7) for the fourth quarter of 2013, compared with an average of $187 billion for the third quarter of 2013. GCE averaged $183 billion (7) for 2013, compared with an average of $172 billion for 2012.

•	Total assets were $912 billion (7) as of December 31, 2013, compared with $923 billion as of September 30, 2013 and $939 billion as of December 31, 2012.

•	Level 3 assets were $40 billion (7) as of December 31, 2013, compared with $42 billion as of September 30, 2013 and $47 billion as of December 31, 2012, and represented 4.4% of total assets.

Dividends

The Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.55 per common share to be paid on March 28, 2014 to common shareholders of record on February 28, 2014. The firm also declared dividends of $234.38, $387.50, $250.00, $250.00, $371.88 and $343.75 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series I Preferred Stock and Series J Preferred Stock, respectively (represented by depositary shares, each representing a 1/1,000th interest in a share of preferred stock), to be paid on February 10, 2014 to preferred shareholders of record on January 26, 2014. In addition, the firm declared dividends of $1,011.11 per each share of Series E Preferred Stock and Series F Preferred Stock, to be paid on March 3, 2014 to preferred shareholders of record on February 16, 2014.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2012.

Certain of the information regarding the firm’s capital ratios, risk-weighted assets, total assets, level 3 assets and global core excess liquidity consist of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2012.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (U.S. domestic) or 1-706-679-5627 (international). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.gs.com/shareholders. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-855-859-2056 (U.S. domestic) or 1-404-537-3406 (international) passcode number 20446309, beginning approximately two hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Year Ended			% Change From
	December 31, 2013	December 31, 2012		December 31, 2012
Investment Banking
Financial Advisory	$1,978	$1,975		—%

Equity underwriting	1,659	987		68
Debt underwriting	2,367	1,964		21

Total Underwriting	4,026	2,951		36

Total Investment Banking	6,004	4,926		22

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	8,651	9,914		(13)

Equities client execution (10)	2,594	3,171		(18)
Commissions and fees	3,103	3,053		2
Securities services	1,373	1,986	(13)	(31)

Total Equities	7,070	8,210		(14)

Total Institutional Client Services	15,721	18,124		(13)

Investing & Lending
Equity securities	3,930	2,800		40
Debt securities and loans	1,947	1,850		5
Other	1,141	1,241		(8)

Total Investing & Lending	7,018	5,891		19

Investment Management
Management and other fees	4,386	4,105		7
Incentive fees	662	701		(6)
Transaction revenues	415	416		—

Total Investment Management	5,463	5,222		5

Total net revenues	$34,206	$34,163		—

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended				% Change From
	December 31, 2013	September 30, 2013	December 31, 2012		September 30, 2013	December 31, 2012
Investment Banking
Financial Advisory	$585	$423	$508		38%	15%

Equity underwriting	622	276	304		125	105
Debt underwriting	511	467	593		9	(14)

Total Underwriting	1,133	743	897		52	26

Total Investment Banking	1,718	1,166	1,405		47	22

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	1,724	1,247	2,038		38	(15)

Equities client execution (10)	598	549	764		9	(22)
Commissions and fees	747	727	722		3	3
Securities services	337	340	818	(13)	(1)	(59)

Total Equities	1,682	1,616	2,304		4	(27)

Total Institutional Client Services	3,406	2,863	4,342		19	(22)

Investing & Lending
Equity securities	1,403	938	1,123		50	25
Debt securities and loans	423	300	485		41	(13)
Other	234	237	365		(1)	(36)

Total Investing & Lending	2,060	1,475	1,973		40	4

Investment Management
Management and other fees	1,143	1,085	1,067		5	7
Incentive fees	333	71	344		N.M.	(3)
Transaction revenues	122	62	105		97	16

Total Investment Management	1,598	1,218	1,516		31	5

Total net revenues	$8,782	$6,722	$9,236		31	(5)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts

	Year Ended			% Change From
	December 31, 2013	December 31, 2012		December 31, 2012
Revenues
Investment banking	$6,004	$4,941		22%
Investment management	5,194	4,968		5
Commissions and fees	3,255	3,161		3
Market making	9,368	11,348	(13)	(17)
Other principal transactions	6,993	5,865		19

Total non-interest revenues	30,814	30,283		2

Interest income	10,060	11,381		(12)
Interest expense	6,668	7,501		(11)

Net interest income	3,392	3,880		(13)

Net revenues, including net interest income	34,206	34,163		—

Operating expenses
Compensation and benefits	12,613	12,944		(3)

Brokerage, clearing, exchange and distribution fees	2,341	2,208		6
Market development	541	509		6
Communications and technology	776	782		(1)
Depreciation and amortization	1,322	1,738		(24)
Occupancy	839	875		(4)
Professional fees	930	867		7
Insurance reserves	176	598		(71)
Other expenses	2,931	2,435		20

Total non-compensation expenses	9,856	10,012		(2)

Total operating expenses	22,469	22,956		(2)

Pre-tax earnings	11,737	11,207		5
Provision for taxes	3,697	3,732		(1)

Net earnings	8,040	7,475		8

Preferred stock dividends	314	183		72

Net earnings applicable to common shareholders	$7,726	$7,292		6

Earnings per common share
Basic (14)	$16.34	$14.63		12%
Diluted	15.46	14.13		9

Average common shares outstanding
Basic	471.3	496.2		(5)
Diluted	499.6	516.1		(3)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended				% Change From
	December 31, 2013	September 30, 2013	December 31, 2012		September 30, 2013	December 31, 2012
Revenues
Investment banking	$1,718	$1,166	$1,407		47%	22%
Investment management	1,524	1,153	1,450		32	5
Commissions and fees	788	765	754		3	5
Market making	1,875	1,364	2,696	(13)	37	(30)
Other principal transactions	2,076	1,434	1,956		45	6

Total non-interest revenues	7,981	5,882	8,263		36	(3)

Interest income	2,391	2,398	2,864		—	(17)
Interest expense	1,590	1,558	1,891		2	(16)

Net interest income	801	840	973		(5)	(18)

Net revenues, including net interest income	8,782	6,722	9,236		31	(5)

Operating expenses
Compensation and benefits	2,189	2,382	1,976		(8)	11

Brokerage, clearing, exchange and distribution fees	594	573	550		4	8
Market development	143	117	140		22	2
Communications and technology	204	202	194		1	5
Depreciation and amortization	474	280	500		69	(5)
Occupancy	206	205	232		—	(11)
Professional fees	255	211	215		21	19
Insurance reserves	—	—	167		—	(100)
Other expenses	1,165	585	949		99	23

Total non-compensation expenses	3,041	2,173	2,947		40	3

Total operating expenses	5,230	4,555	4,923		15	6

Pre-tax earnings	3,552	2,167	4,313		64	(18)
Provision for taxes	1,220	650	1,421		88	(14)

Net earnings	2,332	1,517	2,892		54	(19)

Preferred stock dividends	84	88	59		(5)	42

Net earnings applicable to common shareholders	$2,248	$1,429	$2,833		57	(21)

Earnings per common share
Basic (14)	$4.80	$3.07	$5.87		56%	(18)%
Diluted	4.60	2.88	5.60		60	(18)

Average common shares outstanding
Basic	467.1	463.4	481.5		1	(3)
Diluted	488.7	496.4	505.6		(2)	(3)

Selected Data
Total staff at period-end (11)	32,900	32,600	32,400		1	2

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (15) $ in millions

	Three Months Ended				Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012		December 31, 2013	December 31, 2012
Risk Categories
Interest rates	$62	$68	$67		$63	$78
Equity prices	37	30	31		32	26
Currency rates	15	17	11		17	14
Commodity prices	18	17	20		19	22
Diversification effect (15)	(51)	(48)	(53)		(51)	(54)

Total	$81	$84	$76		$80	$86

Assets Under Supervision (3) $ in billions

	As of				% Change From
	December 31, 2013	September 30, 2013	December 31, 2012		September 30, 2013	December 31, 2012
Assets under management	$919	$878	$854		5%	8%
Other client assets	123	113	111		9	11

Assets under supervision (AUS)	$1,042	$991	$965		5	8

Asset Class
Alternative investments	$142	$144	$151		(1)%	(6)%
Equity	208	190	153		9	36
Fixed income	446	429	411		4	9

Long-term AUS (3)	796	763	715		4	11

Liquidity products (3)	246	228	250		8	(2)

Total AUS	$1,042	$991	$965		5	8

	Three Months Ended				Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012		December 31, 2013	December 31, 2012
Balance, beginning of period	$991	$955	$951		$965	$895

Net inflows / (outflows)
Alternative investments	(4)	—	(3)		(13)	1
Equity	4	4	(6)		13	(17)
Fixed income	13	12	2		41	34

Long-term AUS net inflows / (outflows)	13	16	(7)	(16)	41 (4)	18	(16)

Liquidity products	18	1	15		(4)	3

Total AUS net inflows / (outflows)	31	17	8		37	21

Net market appreciation / (depreciation)	20	19	6		40	49

Balance, end of period	$1,042	$991	$965		$1,042	$965

Footnotes

(1)

ROE is computed by dividing net earnings (or annualized net earnings for annualized ROE) applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity:

Average for the

Unaudited, in millions	Year Ended December 31, 2013	Three Months Ended December 31, 2013

Total shareholders’ equity	$77,353	$77,737
Preferred stock	(6,892)	(7,200)

Common shareholders’ equity	$70,461	$70,537

(2)	Thomson Reuters — January 1, 2013 through December 31, 2013.

(3)

Assets under supervision (AUS) include assets under management and other client assets. Assets under management include client assets where the firm earns a fee for managing assets on a discretionary basis. Other client assets include client assets invested with third-party managers, private bank deposits and advisory relationships where the firm earns a fee for advisory and other services, but does not have investment discretion. Long-term AUS represents AUS excluding liquidity products. Liquidity products represents money markets and bank deposit assets.

(4)

In April 2013, the firm completed the sale of a majority stake in its Americas reinsurance business and no longer consolidates this business. Long-term AUS flows for the year ended December 31, 2013 include $10 billion in assets managed by the firm related to this business which were previously excluded from AUS as they were assets of a consolidated subsidiary.

(5)

Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents the reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of

Unaudited, in millions	December 31, 2013

Total shareholders’ equity	$78,467
Preferred stock	(7,200)

Common shareholders’ equity	71,267
Goodwill and identifiable intangible assets	(4,376)

Tangible common shareholders’ equity	$66,891

(6)

The Tier 1 capital ratio equals Tier 1 capital divided by risk-weighted assets (RWAs). The Tier 1 common ratio equals Tier 1 common capital divided by RWAs. As of December 31, 2013, Tier 1 capital was $72.47 billion and Tier 1 common capital was $63.25 billion (Tier 1 capital less $9.22 billion of perpetual non-cumulative preferred stock, junior subordinated debt issued to trusts and other adjustments). The firm’s RWAs under the Board of Governors of the Federal Reserve System’s risk-based capital requirements were approximately $433 billion as of December 31, 2013, under Basel I and also reflecting the revised market risk regulatory capital requirements which became effective on January 1, 2013. Management believes that the Tier 1 common ratio is meaningful because it is one of the measures that the firm, its regulators and investors use to assess capital adequacy. The Tier 1 common ratio is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2013.

(7)	Represents a preliminary estimate and may be revised in the firm’s Annual Report on Form 10-K for the year ended December 31, 2013.

(8)

The firm’s global core excess represents a pool of excess liquidity consisting of unencumbered, highly liquid securities and cash. For a further discussion of the firm’s global core excess liquidity pool, see “Liquidity Risk Management” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2013.

(9)

The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not.

(10)

In April 2013, the firm completed the sale of a majority stake in its Americas reinsurance business and no longer consolidates this business. Net revenues related to the Americas reinsurance business were $317 million and $1.08 billion for the years ended December 31, 2013 and December 31, 2012, respectively, and $317 million for the three months ended December 31, 2012.

(11)	Includes employees, consultants and temporary staff.

(12)

The remaining authorization represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. As disclosed in Note 19. Shareholders’ Equity in Part I, Item 1 “Financial Statements” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2013, share repurchases require approval by the Board of Governors of the Federal Reserve System.

(13)	Includes a gain of $494 million on the sale of the firm’s hedge fund administration business.

(14)

Unvested share-based payment awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.05 and $0.07 for the years ended December 31, 2013 and December 31, 2012, respectively, and $0.01 for each of the three months ended December 31, 2013, September 30, 2013 and December 31, 2012.

Footnotes (continued)

(15)

VaR is the potential loss in value of the firm’s inventory positions due to adverse market movements over a one-day time horizon with a 95% confidence level. Diversification effect represents the difference between total VaR and the sum of the VaRs for the four risk categories. For a further discussion of VaR and the diversification effect, see “Market Risk Management” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2013.

(16)

Includes $34 billion of fixed income asset inflows in connection with the firm’s acquisition of Dwight Asset Management Company LLC for the year ended December 31, 2012. Includes $5 billion of fixed income and equity asset outflows related to the firm’s liquidation of Goldman Sachs Asset Management Korea Co., Ltd. for both the three months and the year ended December 31, 2012.